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                                                                     Exhibit 3.1

                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                           KAHLER REALTY CORPORATION


          To form a Minnesota business corporation under and pursuant to the Minnesota Business Corporation Act, the following articles of incorporation are adopted:

                                ARTICLE 1.  NAME

          The name of the corporation is Kahler Realty Corporation.

                         ARTICLE  2.  REGISTERED OFFICE

          The address of the registered office of the corporation is 20 Second Avenue Southwest, Rochester, Minnesota 55904.

                              ARTICLE 3.  PURPOSE

          The corporation may engage in any lawful act or activity for which corporations may be formed under the Minnesota Business Corporation Act.


                         ARTICLE 4.  AUTHORIZED SHARES

     4.1 Authorized Capital Stock. The total number of shares of Capital Stock ("Capital Stock") that the corporation is authorized to issue shall be 80,000,000 shares, consisting of 70,000,000 shares of common stock, par value $0.10 per share ("Common Stock") and 10,000,000 shares of preferred stock, par value $0.10 per share ("Preferred Stock").

     4.2 Common Stock. All shares of Common Stock shall be voting shares and shall be entitled to one vote per share. Subject to any preferential rights of holders of Preferred Stock, holders of Common Stock shall be entitled to receive their ratable shares of such dividends or other distributions as may be declared by the Board of Directors from time to time and of any distribution of the assets of the corporation upon its liquidation, dissolution or winding up, whether voluntary or involuntary.
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     4.3  Preferred Stock.  The Board of Directors of the corporation is hereby authorized to provide, by resolution or resolutions adopted by such Board, for the issuance of Preferred Stock from time to time in one or more classes and/or series, to establish the designation and number of shares of each such class or series and to fix the relative rights and preferences of the shares of each such class or series, all to the full extent permitted by the Minnesota Business Corporation Act, as now enacted or hereinafter amended.


  ARTICLE 5.  RESTRICTIONS ON OWNERSHIP AND TRANSFER TO PRESERVE TAX BENEFIT;
                           REDEMPTION OF EXCESS STOCK


     5.1 Definitions. For the purposes of this Article 5, the following terms shall have the following meanings:

               "Beneficial Ownership" shall mean ownership of Capital Stock by a Person who is or would be treated as an owner of such Capital Stock either directly or through the application of Section 544 of the Code, as modified by Section 856(h) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

               "Closing Price" with respect to any Capital Stock shall mean, for any day, the last reported sale price of such Stock regular way or, in case no sale takes place on such day, the average of the closing bid and asked prices regular way on such day, in either case as reported on the New York Stock Exchange Composite Tape, or, if such Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which such Stock is listed or admitted to trading, or, if such Stock is not listed or admitted to trading on any national securities exchange, on the Nasdaq National Market, or, if such Stock is not admitted for quotation on the Nasdaq National Market, the average of the high bid and low asked prices on such day as recorded by the National Association of Securities Dealers, Inc. through Nasdaq, or, if the National Association of Securities Dealers, Inc. through Nasdaq shall not have reported any bid and asked prices for such Stock on such day, the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm selected from time to time by the corporation for such purpose, or, if no such bid and asked prices can be obtained from any such firm, the fair market value of one share of such Stock on such day as determined in good faith by the Board of Directors of the corporation.

               "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

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               "Constructive Ownership" shall mean ownership of Capital Stock by a Person who is or would be treated as an owner of such Capital Stock through the application of Section 318 of the Code, as modified by
          Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

               "Merger Date" shall mean the effective date of any merger between the corporation and Kahler Corporation, a Delaware corporation.

               "Ownership" shall mean ownership, Beneficial Ownership or Constructive Ownership of Capital Stock by a Person. The terms Owner, Owns and Owned shall have correlative meanings.

               "Ownership Limit" shall mean not more than 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding Capital Stock.

               "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity.

               "REIT" shall mean a Real Estate Investment Trust under Section 856 of the Code.

               "REIT Provisions" shall mean (i) all provisions of the Code relating to REITs and all regulations, rulings and cases promulgated or decided thereunder and (ii) the requirements of any taxing authority or governmental agency relating to REITs.

               "Transfer" shall mean any sale, transfer, gift, assignment, hypothecation, pledge, devise or other disposition of Capital Stock, including, without limitation, the (i) granting of any warrant, option or similar right exercisable for such Capital Stock, (ii) entering into of any agreement for the sale, transfer, gift, assignment, hypothecation, pledge, devise or other disposition of Capital Stock or any instrument or security described in clauses (i) or (iii) hereof or
          (iii) the sale, transfer, gift, assignment, hypothecation, pledge, devise or other disposition of any securities convertible into or exchangeable for Capital Stock (or any warrants, options, or similar rights to acquire any such exchangeable or convertible securities), whether voluntary or involuntary, whether of record, by operation of law or otherwise, and

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          including, but not limited to, transfers of interests in other Persons that result in changes in the Ownership of Capital Stock. The terms "Transferor" and "Transferee" shall have correlative meanings.

     5.2  Restriction on Ownership and Transfer.

     (a) Except as provided in Section 5.7, from and after the Merger Date, no Person shall directly or indirectly Own Capital Stock in excess of the Ownership Limit.

     (b) Except as provided in Section 5.7, from and after the Merger Date, any Transfer (whether or not such Transfer is the result of a transaction entered into or through the Nasdaq National Market or any exchange upon which the Capital Stock may be traded) that, if effective, would result in any Person directly or indirectly Owning Capital Stock in excess of the Ownership Limit shall be void and of no force or effect as to the Transfer of that number of shares of Capital Stock that would be otherwise Owned by such Person in excess of the Ownership Limit, and the purported transfer of such shares will not be reflected on the corporation's stock record books.

     (c) From and after the Merger Date, any Transfer (whether or not such Transfer is the result of a transaction entered into or through the Nasdaq National Market or any exchange upon which the Capital Stock may be traded) that, if effective, would result in the Capital Stock being beneficially owned (within the meaning of Section 856(a)(5) of the Code and determined as provided in Treasury Regulation (S) 1.856-1(d)(2) promulgated thereunder) by less than 100 persons (as such term is used in Section 856(a)(5) of the Code) shall be void and of no force or effect as to the Transfer of that number of shares of Capital Stock that would otherwise cause such 100 person minimum beneficial ownership requirement to be violated.

     (d) From and after the Merger Date, any Transfer (whether or not such Transfer is the result of a transaction entered into or through the Nasdaq National Market or any exchange upon which the Capital Stock may be traded) or other event that, if effective, would result in the corporation being "closely held" within the meaning of Section 856(h) of the Code or which would otherwise result in the corporation failing to qualify as a REIT (including, but not limited to, a Transfer or other event that would result in the corporation directly or indirectly Constructively Owning an interest in a tenant that exceeds the limits described in Section 856(d)(2)(B) of the Code), shall be void and of no force or effect as to the Transfer of that number of shares of Capital Stock or other event that would otherwise cause the corporation to be "closely held" within the meaning of Section 856(h) of the Code or which would otherwise result in the corporation failing to qualify as a REIT, and any purported Transfer of shares that would cause the same will not be reflected on the corporation's stock record books.

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     5.3  Remedies.  If the Board of Directors, or its designee, should at any time determine in good faith that a Transfer or other event has taken place in violation of Section 5.2 or that a Person intends to acquire, has attempted to acquire or may acquire the Ownership of any shares of the corporation in violation of Section 5.2, the Board of Directors, or its designee, may take such action as it deems necessary or advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, refusing to give effect to such Transfer or other event on the stock record books of the corporation or instituting any appropriate proceedings to enjoin such Transfer or other event. Nothing contained in this Article 5 (but subject to Section 5.11) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the corporation and the interests of its stockholders by preservation of the corporation's status as a REIT.

     5.4 Notice of Restricted Transfer. Any Person who acquires, attempts to acquire or intends to acquire the Ownership of Capital Stock in violation of
Section 5.2 shall immediately give written notice to the corporation of such event and shall provide to the corporation such other information as the corporation may request in order to determine the effect, if any, of such event on the corporation's status as a REIT.

     5.5 Owners Required To Provide Information. From and after the Merger Date, each Person who is an Owner of outstanding shares of Capital Stock shall, upon demand by the corporation, disclose to the corporation in writing such information with respect to its Ownership of Capital Stock as the Board of Directors, or its designee, in its discretion deems necessary or appropriate to ensure the corporation's compliance with the REIT Provisions. Whenever the Board of Directors deems it reasonably necessary to protect the tax status of the corporation as a REIT under the REIT Provisions, the Board of Directors may require a statement or affidavit from each stockholder or proposed Transferee of shares of Capital Stock setting forth the number of shares of Capital Stock already Owned by such Person and any related, associated or affiliated Person specified by the Board of Directors. If, in the opinion of the Board of Directors, any proposed Transfer may jeopardize the qualification of the corporation as a REIT, the Board of Directors shall have the right, but not the duty, to refuse to permit such Transfer. All contracts, agreements or other instruments that provide for the Transfer of shares of Capital Stock shall be subject to this Section 5.5.

     5.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article 5, including, but not limited to, any definition contained in Section 5.1, the Board of Directors shall have the power to determine the appropriate application of the provisions of this Article 5 with respect to any

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situation based on the facts known to it (subject, however, to the provisions of
Section 5.11).

     5.7 Exceptions. (a) Subject to Sections 5.2(c), 5.2(d) and 5.7(c), the Board of Directors may, in its sole and absolute discretion, exempt a Person (including an underwriter in a public offering of shares of Capital Stock of the corporation or any Person in any transaction involving the issuance of Capital Stock by the corporation) from the Ownership Limit if the Board of Directors obtains such representations, agreements and undertakings from such Person as the Board of Directors, in its sole and absolute discretion, determines are necessary to ensure that the qualification of the corporation as a REIT will not be jeopardized thereby.

     (b) Prior to granting any exception pursuant to Section 5.7(a), the Board of Directors may, in its sole discretion, require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors, if it deems the same necessary or advisable in order to determine or ensure the corporation's status as a REIT; provided, however, that obtaining a favorable ruling or opinion shall not be required for the Board of Directors to grant an exception hereunder.

     (c) The Board of Directors may, in its sole and absolute discretion, at any time revoke any exception granted pursuant to Section 5.7(a), and upon such revocation, the provisions of this Article 5 shall immediately become applicable to the Person to whom the exemption was granted and all Capital Stock of the corporation Owned or proposed to be Owned by such Person. A decision to exempt or refuse to exempt from the Ownership Limit the Ownership of shares of Capital Stock or to revoke an exemption previously granted may be based on any reason whatsoever, including, but not limited to, the preservation of the corporation's qualification as a REIT.

     5.8 Legend. Each certificate for Capital Stock of the corporation shall bear the following legend:

     "The shares of Capital Stock represented by this certificate are subject to restrictions on ownership and transfer for the purpose of the issuer's qualification for and maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended. No Person may Own Capital Stock of the issuer in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding Capital Stock of the issuer, with certain further restrictions and exceptions set forth in the issuer's Articles of Incorporation. Any Person who attempts to Own Capital Stock in excess of the above limitations must immediately notify the issuer. TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AND OF NO FORCE OR EFFECT.

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     In addition, upon the occurrence of certain events, if the restrictions on
Ownership are violated, the Capital Stock represented hereby may be purchased by the issuer or its designee. The issuer will furnish to the holder hereof upon request and without charge a complete written statement of the terms and conditions of such repurchase right. Requests for such a statement should be directed to the issuer's registered office in Minnesota. All capitalized terms in this legend have the meanings given them in the issuer's Articles of Incorporation. "

     5.9 Separability. If any provision of this Article 5 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction, the validity of the remaining provisions of this Article 5 shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

     5.10 Corporation's Purchase Right. Any shares of Capital Stock ("Excess Stock") held of record by any shareholder in excess of the Ownership Limitation shall be deemed to have been offered for sale to the corporation, or its designee, at a price per share equal to the lesser of (i) the price per share paid by the shareholder in the transaction that created such Excess Stock (or, if the shareholder did not give value for the Excess Stock, the Closing Price of the class of Capital Stock constituting such Excess Stock on the date of the Transfer or other event that gave rise to the Excess Stock), (ii) the Closing Price of the class of Capital Stock constituting such Excess Stock on the date the corporation, or its designee, gives notice of acceptance of such offer,
(iii) the Closing Price of the class of Capital Stock constituting such Excess Stock on the date the corporation, or its designee, purchases such Excess Stock and (iv) the maximum price allowed under the applicable provisions of Minnesota law. Any decision by the corporation to purchase shares of Excess Stock or to designate a person to purchase such stock, shall be made by the Board of Directors of the corporation in its sole and absolute discretion.

     5.11 Settlement. Nothing in this Article 5 shall preclude the settlement of any transaction entered into through the Nasdaq National Market or any exchange upon which the Capital Stock of the corporation may be traded.

                        ARTICLE 6.  NO CUMULATIVE VOTING

          Unless otherwise provided in the resolutions of the Board of Directors establishing a class or series of Preferred Stock, there shall be no cumulative voting by shareholders of the corporation.

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                        ARTICLE 7.  NO PREEMPTIVE RIGHTS

          Unless otherwise provided in the resolutions of the Board of Directors establishing a class or series of Preferred Stock the shareholders of the corporation shall not have any preemptive rights to subscribe for or acquire securities or rights to purchase securities of any class, kind, or series of the corporation.

                         ARTICLE 8.  BOARD OF DIRECTORS

          The affairs of the corporation shall be conducted by a Board of Directors. The directors shall be divided into three classes: Class I; Class II and Class III; each such class, as nearly as possible, to have the same number of directors. The term of office of the initial Class I directors shall expire at the annual shareholders meeting in 1995, the term of office of the initial Class II directors shall expire at the annual shareholders meeting in 1996, and the term of office of the initial Class III directors shall expire at the annual shareholders meeting in 1997. At each annual election of directors by the shareholders, the directors chosen to succeed those whose terms have then expired shall be identified as being of the same class as the directors they succeed and shall be elected by the shareholders for a term expiring at the third succeeding annual election of directors. In all cases, directors shall hold office until their respective successors are elected by the shareholders and have qualified.

                    ARTICLE 9.  WRITTEN ACTION BY DIRECTORS

          An action required or permitted to be taken at a meeting of the board of directors of the corporation may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by all of the directors unless the action need not be approved by the shareholders of the corporation, in which case the action may be taken by a written action signed in the aggregate, by the number of directors that would be required to take the same action at a meeting of the board of directors of the corporation at which all of the directors were present.

                        ARTICLE 10.  DIRECTOR LIABILITY

          A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under sections 302A.559 or 80A.23 of the Minnesota Statutes; or (iv) for any transaction from which the director derived an improper personal benefit.

          If the Minnesota Business Corporation Act is hereafter amended to authorize any further limitation of the liability of a director, then the liability of a

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director of the corporation shall be eliminated or limited to the fullest extent permitted by the Minnesota Business Corporation Act, as amended.

          Any repeal or modification of the foregoing provisions of this Article 10 by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.


                    ARTICLE 11.  LIMITATION ON INDEBTEDNESS

          From and after the fifteenth day following receipt by the corporation of the proceeds of the first Public Offering after the effective date of these Amended and Restated Articles of Incorporation, the corporation shall not incur or at any time suffer to exist aggregate Consolidated Indebtedness outstanding at any time in excess of 40% of the aggregate Consolidated Hotel Investment of the corporation after giving effect to the use of proceeds from any Consolidated Indebtedness. "Consolidated Indebtedness" shall mean (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property (other than accounts payable incurred in the ordinary course of business), and (c) obligations which are evidenced by notes, acceptances or other instruments. "Consolidated Hotel Investment" shall mean the total amount invested in hotel properties at cost and before accumulated depreciation. Consolidated Indebtedness and Consolidated Hotel Investment shall be determined on a consolidated basis in accordance with generally accepted accounting principles in effect at any date of determination. "Public Offering" shall mean the sale by the corporation of shares of Common Stock in an offering registered on Form S-11 under the Securities Act of 1933, as amended.

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                            ARTICLES OF AMENDMENT
                                      OF
                          ARTICLES OF INCORPORATION
                                      OF
                           KAHLER REALTYCORPORATION


          The undersigned, Harold W. Milner, President and Chief Executive Officer of Kahler Realty Corporation, a Minnesota Corporation (the "Corporation"), hereby certifies that the following resolution was duly adopted by the shareholders and the board of directors of the Corporation pursuant to Chapter 302A of the Minnesota Business Corporation Act at duly convened board of directors and shareholder meetings on April 27, 1995, and that such resolution has not been subsequently modified or rescinded:

          RESOLVED, that the Articles of Incorporation of the Corporation are hereby amended to delete Article 11 of such Articles of Incorporation in its entirety.

          IN WITNESS WHEREOF, the undersigned President and Chief Executive Officer of the Corporation, being duly authorized on behalf of the Corporation, has executed this document as of June 27, 1995.


                                             /s/ Harold W. Milner
                                    ------------------------------------
                                    Harold W. Milner
                                    President and Chief Executive Officer

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